EXHIBIT 99.1

NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Vice President, Public Relations 949-926-5555 blanning@broadcom.com	Broadcom Investor Relations T. Peter Andrew Vice President, Investor Relations 949-926-5663 andrewtp@broadcom.com

Broadcom Supplements Report on Equity Award Review

IRVINE, Calif. – September 8, 2006 – Broadcom Corporation (Nasdaq: BRCM) today supplemented its preliminary report regarding its voluntary review of equity award practices. The review, which is being directed by the Audit Committee of the company’s Board of Directors with the assistance of outside counsel, has not yet been completed, and the Audit Committee has not reached any final conclusions.

On July 14, 2006 Broadcom announced that its Audit Committee, with the concurrence of the company’s outside counsel and independent registered public accounting firm, had determined that the company’s financial statements for the years 2000-2005 and for the first quarter of 2006 would need to be restated and should not be relied upon pending completion of the restatements. That determination reflected the conclusion that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), the accounting measurement dates for certain stock option grants awarded during the years 2000-2002 differed from the measurement dates previously used in accounting for such awards. Based upon the grants identified through July 14th and the review as conducted through that date, the company stated that it expected to record additional non-cash stock-based compensation expense then estimated to be in excess of $750 million, substantially all of which would be recorded in the years 2000-2003. The company further explained that because its review was ongoing, it was possible that additional issues concerning equity award accounting measurement dates or the affected time periods might be identified and result in additional non-cash stock-based compensation or other expenses.

While the equity award review is still ongoing, Broadcom has identified additional stock option grants for which the measurement dates for purposes of APB 25 differ from those originally used to record such awards. As a consequence, the company now expects that the aggregate additional non-cash stock-based compensation expense to be recorded under APB 25 when it completes the restatement of its financial statements will be at least twice the amount previously estimated and could be substantially more depending upon the resolution of certain accounting issues.

The incremental non-cash stock-based compensation expense relates to transactions or fiscal periods as to which the review had not commenced or had not been completed prior to the July 14th announcement. The grants at issue were awarded between June 1998 and May 2003. Accordingly, the Audit Committee has determined, with the concurrence of its advisers, that the financial statements for 1998 and 1999 should also be restated and that the company’s financial statements and the related reports of its independent registered public accounting firm, and all earnings press releases and similar communications issued by the company, relating to periods after 1997 should not be relied upon pending completion of the restatements.

A substantial majority of the aggregate additional non-cash stock-based compensation expense to be recorded by the company as a result of the equity award review will be expensed in 2003 and prior periods.

The magnitude of the total additional non-cash stock-based compensation expense to be recorded as a result of the equity award review reflects the high volatility experienced by technology stocks, including Broadcom’s, during the affected period. It also reflects Broadcom’s focus on providing entrepreneurial incentives to its employees – to attract top talent in a highly competitive market – which resulted in a much higher ratio of equity to cash in its compensation program, as compared with those of other, more mature technology companies. Broadcom in fact granted options to purchase more than 238 million shares of common stock* to its employees between June 1998 and May 2003. Approximately 95% of those options were awarded to employees other than executive officers.

Broadcom is in the process of determining the appropriate measurement dates for the additional option grants at issue, and is working with outside counsel and its independent registered public accounting firm to complete that process as soon as possible. The company expects that the non-cash stock-based compensation expenses will be offset by matching credits to the company’s paid-in capital account and that its net shareholders’ equity, cash position and financial resources will remain effectively unchanged by the additional non-cash stock-based compensation expense.

Scott McGregor, Broadcom’s President and Chief Executive Officer, stated: “We believe it important to release this supplemental report to apprise investors that our ongoing review has identified measurement date issues involving additional option grants. The additional stock-based compensation adjustments are all non-cash and will not change our reported revenues or net shareholders’ equity. We are working with outside counsel and auditors to complete the detailed analysis necessary to bring the restatement process to an expeditious conclusion. However, we cannot yet estimate when the effort will be completed.”

Additional non-cash stock-based compensation expense will be recorded in the first quarter of 2006 and thereafter pursuant to the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), which the company adopted effective January 1, 2006. The preliminary expense amounts shown in this release have been estimated in accordance with the provisions of APB 25 and related interpretations and do not reflect additional expense amounts to be determined based upon the provisions of SFAS 123R or Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or any additional accounting adjustments recorded in the first quarter of 2006 or prior periods resulting from other accounting standards or rules that may impact the periods under review. Broadcom has not yet completed its assessment of the amount or timing of such additional adjustments or of the tax implications of any adjustments, which adjustments could be significant.

The review has identified no inaccurate measurement dates for equity awards made subsequent to May 2003. In addition, the review has identified no instances of inaccurate measurement dates relating to options granted to any current or former member of the Board of Directors. The company has not identified any equity award that was not approved by the authorized group of directors or officers, or any instance where an officer or director approved an individual equity award to himself or herself.

The company continues to cooperate with the informal inquiry it received from the U.S. Securities and Exchange Commission by producing documents and providing periodic updates on the progress of the review. The company has been informally contacted by the U. S. Attorney’s Office for the Central District of California and asked to produce on a voluntary basis a subset of the documents requested by the SEC. The company is working with government counsel to define the scope of its request and intends to cooperate.

*Quantities of shares of common stock described in this release have been adjusted to reflect all of the company’s post-IPO stock splits, including the three-for-two split effected through a stock dividend paid February 21, 2006.

About Broadcom

Broadcom Corporation is a global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of- the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom, one of the world’s largest fabless semiconductor companies with annual revenue of more than $2.5 billion, is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.450.8700 or at www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward- looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words, and include, among others, the statements of our current expectations regarding the ultimate outcome of our ongoing equity award review, the anticipated stock-based compensation expense to be recorded related thereto and the potential impact on our historical financial statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

These risks and uncertainties include, but are not limited to, those resulting from the company’s ongoing voluntary review of its equity award practices including, among other things, the scope of the equity awards for which accounting measurement dates will change; the amount and timing of stock-based compensation and other additional expenses to be recorded, and the corresponding restatement of our financial statements; other accounting adjustments that may result from review of our financial statements for the periods in question; the ramifications of our inability to file required reports with the SEC on a timely basis; our ability to persuade the Nasdaq Listing Qualifications Panel (the “Panel”) to grant our request for continued listing on The Nasdaq Stock Market at our forthcoming hearing before the Panel; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC, U.S. Attorney’s Office or other governmental agencies which could result civil or criminal sanctions against the company and/or certain of our officers, directors or employees; other actions taken or required as a result of the review; and negative tax or other implications for the company resulting from the accounting adjustments and other factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.